LIN TV REPORTS CORRECTED DILUTED EPS

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	(401) 457-9403	(212) 521-4802
PROVIDENCE, RHODE ISLAND, October 27, 2005 — LIN TV Corp. (NYSE: TVL) reported that its financial results news release issued today incorrectly disclosed diluted income per common share for the three and nine months ended September 30, 2005. The corrected results are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
As Reported:
Income from continuing operations before cumulative effect of change in accounting principle	$0.09	$0.19	$0.10	$0.44
Income from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	—	—	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.06)
Net income	0.09	0.19	0.10	0.48

Weighted — average number of common shares outstanding used in calculating diluted income per common share	54,378	54,314	54,355	54,358

Corrected:
Income from continuing operations before cumulative effect of change in accounting principle	$0.07	$0.19	$0.07	$0.44
Income from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	—	—	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.06)
Net income	0.07	0.19	0.07	0.48

Weighted — average number of common shares outstanding used in calculating diluted income per common share	50,801	54,314	50,731	54,358

The corrected release reads:

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	(401) 457-9403	(212) 521-4802
LIN TV REPORTS THIRD-QUARTER 2005 RESULTS
PROVIDENCE, RHODE ISLAND, October 27, 2005 — LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the quarter ended September 30, 2005.
Net revenues for the third quarter of 2005 were $90.8 million compared to net revenues of $91.0 million in the third quarter of 2004. Direct operating and selling, general and administrative expenses, which exclude depreciation, were $54.0 million compared to $48.4 million in the third quarter of 2004. Amortization of program rights increased to $6.8 million in the third quarter of 2005 from $6.5 million in the third quarter of 2004, and depreciation and amortization decreased to $7.2 million in the third quarter of 2005 from $7.7 million in the comparable 2004 period. Corporate overhead decreased to $4.4 million from $5.5 million in the comparable 2004 period. Operating income for the third quarter of 2005 was $18.5 million compared to $22.9 million for the third quarter of 2004.
Net income for the third quarter of 2005 was $3.8 million, or $0.07 per diluted share, compared to $14.8 million, or $0.19 per diluted share, in the third quarter of 2004.
Net revenues for the nine months ended September 30, 2005 increased to $267.7 million compared to net revenues of $267.2 million in the same period in 2004. Operating income for the nine months ended September 30, 2005 was $51.0 million compared to $66.6 million for the same period in 2004.
Net income for the nine months ended September 30, 2005 was $3.6 million, or $0.07 per diluted share, compared to net income of $30.8 million, or $0.48 per diluted share, for the same period in 2004. Net income for the first nine months of 2005 includes a $13.4 million pre-tax loss on extinguishment of debt and a decrease of $10.2 million in the gain on our derivative instruments. Net income for the first nine months of 2004 reflected a $3.3 million gain resulting from the cumulative effect of a change in accounting principle related to the consolidation of Banks Broadcasting, Inc. on March 31, 2004 following the adoption of FIN 46(R).
Capital expenditures were $8.6 million during the first nine months of 2005 compared to $17.5 million in the first nine months of 2004. The Company received $3.5 million in cash distributions from equity investments in the first nine months of 2005 compared to $5.5 million in the first nine months of 2004.

CEO Comment
Gary Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said “We were pleased to have been able to replace third quarter 2004 political and Olympic revenue with revenue from the UPN stations in Indianapolis and Columbus as well as from our initiatives and core operations. While the fourth quarter of 2005 will also provide a challenging year-to-year comparison due to reduced political revenue, we are excited about airing the Olympics on our NBC stations during the first quarter of 2006. In addition, we expect increased political advertising in the second half of 2006. Also, we were pleased to announce that we had entered into an agreement to purchase five television stations from Emmis and we had made an investment in USDtv during the third quarter.”
Balance Sheet
Total debt outstanding on September 30, 2005 was $739.2 million and cash and cash equivalent balances were $13.1 million. The Company’s net consolidated leverage as defined in its credit facility was approximately 5.7x as of September 30, 2005.
Guidance
Based on current pacings, LIN TV expects that fourth quarter revenue will decrease in the low single digits compared to net revenue of $107.7 million for the fourth quarter of 2004. Excluding the newly acquired stations, WNDY and WWHO, the Company expects same station revenue to be down in the mid to high single digits from the fourth quarter of the prior year. Expense guidance for the full year 2005 is as follows:

Direct operating and SG&A expenses*	Approximately $214 — $216 million
Program amortization	Approximately $26 — $28 million
Cash payments for programming	Approximately $28 — $29 million
Depreciation and amortization	Approximately $32 — $34 million
Cash interest expense	Approximately $40 — $42 million
Corporate overhead	Approximately $19 — $20 million
Capital expenditures	Approximately $19 — $21 million
Cash taxes	Approximately $2 — $3 million

*	Includes approximately $0.7 million and $2.3 million of non-cash stock compensation in direct operating and corporate overhead expenses, respectively.

About LIN TV
LIN TV Corp. is an owner and operator of 25 television stations in 14 mid-sized markets in the U.S. and Puerto Rico.
LIN TV owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN TV also is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
Conference Call
LIN TV will hold a conference call to discuss its third quarter 2005 results TODAY, Thursday, October 27, 2005, at 8:30 am ET. To participate in the call, please call (800) 967-7134 (U.S. callers) or (719) 457-2625 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 1546344. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).
If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until November 3, 2005 at midnight ET. The replay can be accessed by dialing (888) 203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using reference code 1546344.
Safe Harbor Statement
This press release may include statements that may constitute “forward-looking statements,” including the information under the caption “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.
# # #

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenues	$90,827	$91,005	$267,708	$267,187
Operating costs and expenses:
Direct operating (excluding depreciation of $6.6 million and $7.5 million for the three months ended September 30, 2005 and 2004, respectively, and $22.8 million and $22.7 million for the nine months ended September 30, 2005 and 2004, respectively)	27,788	25,638	80,859	75,658
Selling, general and administrative	26,192	22,737	77,838	69,725
Amortization of program rights	6,833	6,481	19,222	18,116
Corporate	4,362	5,542	14,716	13,570
Depreciation and amortization of intangible assets	7,151	7,728	24,063	23,545

Total operating costs	72,326	68,126	216,698	200,614

Operating income	18,501	22,879	51,010	66,573

Other (income) expense
Interest expense, net	11,115	10,888	32,860	34,414
Share of income in equity investments	(410)	(2,250)	(2,119)	(5,014)
Minority interest in loss of Banks Broadcasting, Inc.	(96)	(226)	(382)	(472)
Gain on derivative instruments	(1,860)	(9,026)	(3,455)	(13,646)
Loss on extinguishment of debt	1,082	—	13,412	4,447
Other, net	95	917	261	1,138

Total other expense, net	9,926	303	40,577	20,867

Income from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	8,575	22,576	10,433	45,706
Provision for income taxes	4,789	7,760	6,872	16,960

Income from continuing operations before cumulative effect of change in accounting principle	3,786	14,816	3,561	28,746

Discontinued operations:

Income from discontinued operations, net of tax provision of $311 for the nine months ended September 30, 2004	—	—	—	(44)

Loss from sale of discontinued operations, net of tax benefit of $1,094 for the nine months ended September 30, 2004	—	—	—	1,284

Cumulative effect of change in accounting principle, net of tax effect of $0	—	—	—	(3,290)

Net income	$3,786	$14,816	$3,561	$30,796

Basic income per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$0.07	$0.29	$0.07	$0.57
Income from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	—	—	0.03
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.07)
Net income	0.07	0.29	0.07	0.61

Weighted — average number of common shares outstanding used in calculating basic income per common share	50,702	50,350	50,632	50,272

Diluted income per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$0.07	$0.19	$0.07	$0.44
Income from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	—	—	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.06)
Net income	0.07	0.19	0.07	0.48

Weighted — average number of common shares outstanding used in calculating diluted income per common share	50,801	54,314	50,731	54,358

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Supplemental Financial Data:
Debt outstanding	$739,196	$643,303	$739,196	$643,303
Cash and cash equivalents	13,145	9,677	13,145	9,677
Capital expenditures	3,368	7,488	8,581	17,500
Program rights payments	7,728	6,262	21,545	18,336
Distributions from equity investments	409	2,243	3,464	5,503
Cash taxes	322	1,298	1,984	4,750
Stock-based compensation	91	117	1,844	346

Interest Expense Components:
Credit Facility	$2,667	$2,068	$6,980	$5,937
$375,000 and $200,000 as of September 30, 2005 and 2004, respectively, 6 1/2% Senior Subordinated Notes	6,094	3,250	17,532	9,790
$190,000 6 1/2% Senior Subordinated Notes — Class B	68	—	68	—
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	799	781	2,387	2,385
$166,440 8% Senior Notes	—	2,917	1,356	10,555
Other interest expense (income), net	40	(118)	(117)	(285)

Interest expense before amortization of discount and deferred financing fees	9,668	8,898	28,206	28,382
Amortization of discount and deferred financing fees	1,447	1,990	4,654	6,032

Total interest expense, net	$11,115	$10,888	$32,860	$34,414